Exhibit 10.2

One Broadway

Cambridge, MA 02142

November 17, 2015

Jorge A. Quiroz, M.D.

Dear Jorge:

I am pleased to extend to you an offer to join Solid GT, LLC (the “Company”) on the terms and conditions described in this letter.

1. Position. Your position will be Chief Medical Officer, reporting to the Company’s Chief Executive Officer. In addition to performing duties and responsibilities associated with the position of Chief Medical Officer, from time to time the Company may assign you other duties and responsibilities consistent with such position.

2. Start Date. It is expected that your employment will start on or about December 14, 2015, or such later date as you and the Company may mutually agree, but no later than January 12, 2016 (the “Start Date”).

3. Nature of Relationship; Status.

(a) No provision of this letter will be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship for any reason as set forth in Section 6.

(b) You will be expected to devote your full business time and energies to the business and affairs of the Company in order to perform your duties. Notwithstanding the foregoing, you may devote reasonable business time and efforts to not-for-profit services and civic activities that do not contravene the terms of Exhibit A attached hereto (which terms are incorporated herein by reference), so long as such time and efforts do not interfere with your obligations to the Company. You will perform the foregoing services at the principal office of the Company, initially at One Broadway in Cambridge, MA.

4. Compensation.

(a) Base Salary. Your initial salary (the “Base Salary”) will be at the rate of $29,166.66 per month, annualized at $350,000.00, and pro-rated for any partial year or month. You will be paid on a semi-monthly basis at the rate of $14,583.33.

(b) Bonus Opportunity. You will have the opportunity to earn a bonus of up to forty percent (40%) of your Base Salary (commencing with 2016), based on the achievement of or progress toward individual and corporate objectives and goals, as determined by the Board of Managers of the Company (the “Board”) in its sole discretion (any such bonus, an “Annual Bonus”); provided that to be eligible for any such Annual Bonus, you must be employed by the Company in good standing at the time such bonus is awarded. Your performance will be reviewed formally after six months of employment and annually thereafter.

(c) Equity. As an important hire of the Company, you will be awarded at no cost to you, promptly following your Start Date, 6,904 Class C Non-Voting Units of the Company pursuant to the form of Class C Non-Voting Unit Restriction Agreement attached as Exhibit B hereto. In addition, you will be awarded (i) 1,381 Class C Non-Voting Units of the Company upon the successful acceptance by the Food and Drug Administration (or its European equivalent) of an IND filing (or its European equivalent) by the Company and (ii) 1,381 Class C Non-Voting Units upon the first dosing of a patient in a clinical trial by the Company, provided, in each case, you continue to be employed by the Company at the time. Such awards are intended to be “profits interests” within the meaning of IRS Revenue Procedures 93-27 and 2001-43, that allow you to participate in distributions by the Company, but only to the extent such distributions exceed the fair market value of the Company as of the award date, as determined by the Board. The two additional awards will be subject to the same vesting schedule as described in Exhibit B hereto, commencing from the date of achievement of the applicable milestone.

(d) Sign-On Bonus. You will receive a one-time sign-on bonus of $100,000.00 promptly following your Start Date. If you resign from the Company without Good Reason (as defined below) during the first (1st) year following your Start Date, you will be obligated to repay the Company the total amount of such sign-on bonus within one (1) week of your termination date. If you resign from the Company without Good Reason during the second (2nd) year following your Start Date, you will be obligated to repay the Company an amount equal to fifty percent (50%) of such sign-on bonus within one (1) week of your termination date. To the maximum extent permitted by applicable law, you authorize the Company to deduct as a valid set-off, any unpaid compensation, accrued and unused vacation pay, unpaid performance bonus/incentive compensation, outstanding business expenses, and/or any other payments or compensation otherwise owed to you by the Company, against the amount of the sign-on bonus (if any) that you are obligated to repay to the Company pursuant to this Section 4(d).

(e) Roche Obligations. The Company will assume, promptly following your Start Date, any contractual liabilities owed by you to Roche in connection with your business school education, your leased apartment and your leased automobile that are incurred by you in connection with your resignation from Roche, up to a maximum of $250,000. In addition, the

Company will gross you up for all federal, state, local and foreign income tax liability you incur as a result of such assumption by the Company. The aggregate amount of any payments by the Company pursuant to this Section 4(e) will also be subject to the repayment terms pursuant to Section 4(d) should you resign from the Company within two (2) years.

(f) Relocation Expenses. The Company will reimburse you for reasonable out-of-pocket relocation expenses, up to a maximum of $[            ], incurred by you in connection with your relocation to the Cambridge, MA area, following submission of reasonably detailed receipts. In addition, the Company will provide you with (and pay for) a third-party relocation consultant to assist you with the move. The Company will gross you up for all federal, state, local and foreign income tax liability you incur as a result of such reimbursement by the Company.

(g) Other Expenses. You will be entitled to reimbursement for all ordinary and necessary out-of-pocket business expenses that are reasonably incurred by you in furtherance of the Company’s business, following submission of reasonably detailed receipts.

(h) Payroll Deductions. All payments to you under this letter will be reduced by all applicable payroll deductions and withholdings.

5. Benefits. You will be entitled as an employee of the Company to receive such benefits as are generally provided to its employees and for which you are eligible in accordance with Company policy as in effect from time to time. The Company retains the right to change, add or terminate any particular benefit. You will be eligible for eleven (11) paid holidays and three (3) weeks of paid vacation per year.

6. Termination and Severance. Your employment may be terminated by you or the Company as follows:

(a) the Company may terminate your employment for “Cause” (as defined below) effectively immediately upon written notice to you, in which case you will not be entitled to receive any payment other than your unpaid earned compensation and accrued and unused vacation time through your date of separation;

(b) you may terminate your employment voluntarily other than for “Good Reason” (as defined below) upon at least thirty (30) days’ prior written notice to the Company, in which case you will not be entitled to receive any payment other than your unpaid earned compensation and accrued and unused vacation time through your date of separation; and

(c) (i) the Company may terminate your employment other than for “Cause” upon at least thirty (30) days’ prior written notice to you and (ii) you may you terminate your employment voluntarily for “Good Reason” upon at least thirty (30) days’ prior written notice to the Company, in which case you will be entitled to receive as severance, subject to the succeeding sentence and Section 6(g), continued payment of your then-current Base Salary, payable in accordance with the Company’s regular payroll cycle, until the earlier of (A) the end of six (6) months following your termination and (B) the date you become employed full time.

In addition, if the Company terminates your employment other than for “Cause”, or you terminate your employment for “Good Reason”, in either case within twelve (12) months following a “Change of Control” (as that term is defined in Exhibit B hereto), then the Company will pay you a bonus of twenty percent (20%) of your then-current base salary. Notwithstanding the foregoing, but subject to Section 6(g), the Company’s obligations to make payments under this Section 6(c) are conditioned upon your execution and delivery of a fully effective and irrevocable separation agreement and general release of claims against the Company and its subsidiaries and affiliates in a form satisfactory to the Company within sixty (60) days after your termination of employment. If you fail to comply with the requirements of the preceding sentence, the Company will not have any obligation to provide the payments contemplated under this Section 6(c). Notwithstanding anything herein to the contrary, no payments under this Section 6(c) will be made until the first regular Company payroll date that occurs following the expiration of the sixty (60) day period described above (the “Release Payment Date”), with all payments delayed pursuant to this sentence being paid on the Release Payment Date to you in a lump sum, and any remaining payments due under this Section 6(c) being paid in accordance with the normal payment dates specified for them.

(d) For purposes of this letter, “Cause” means (i) your conviction of a felony, your plea of guilty or “no contest” to a felony, or your confession of guilt to a felony, in each case whether or not in connection with the performance of your duties to the Company, (ii) any act or omission by you which constitutes willful misconduct or negligence that results in loss, damage or injury to the Company or its prospects, including, but not limited to (A) disloyalty, dishonesty or a breach of fiduciary duty to the Company or its equity holders, (B) theft, fraud, embezzlement or other illegal conduct, or (C) disregard of a rule or policy of the Company, (iii) your failure, refusal or unwillingness to perform, to the reasonable satisfaction of the Board determined in good faith, any duty or responsibility assigned to you in connection with the performance of your duties hereunder, which failure of performance continues for a period of more than seven (7) days after written notice thereof has been provided to you by the Board, such notice to set forth in reasonable detail the nature of such failure of performance, or (iv) the material breach by you of any of the provisions of this letter, including specifically Exhibit A .

(e) For purposes of this letter, “Good Reason” means, in the context of your resignation from your employment position with the Company, a resignation that occurs within thirty (30) days following: (i) a change in the principal location at which you provide services to the Company beyond fifty (50) miles from Cambridge, MA; (ii) a reduction in your compensation or a material reduction in other benefits, except a reduction in connection with a general reduction in compensation or other benefits of all senior executives of the Company; (iii) a failure by the Company to continue you as Chief Medical Officer; or (iv) a material breach of this letter by the Company that has not been cured within ten (10) days after written notice thereof by you to the Company, such notice to set forth in reasonable detail the nature of such breach.

(f) In the event of your death or permanent disability (as defined below) while you are employed by the Company, your employment hereunder will immediately and automatically terminate and the Company will pay to you or your personal representative or designated beneficiary or, if no beneficiary has been designated by you, to your estate, any unpaid earned compensation, pro-rated through the date of your death or permanent disability, together with any accrued and unused vacation time. For purposes of this letter, “permanent disability” means your inability, due to physical or mental illness or disease, to perform the functions then performed by you for ninety (90) days during any twelve (12) month period; provided that the foregoing definition does not include a disability for which the Company is required to provide reasonable accommodation pursuant to the Americans with Disabilities Act or other similar statute or regulation.

(g) Notwithstanding anything in this letter to the contrary:

(i)	The parties agree that this letter will be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this letter will be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on you under Section 409A or any damages for failing to comply with Section 409A.

(ii)	A termination of employment will not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter, references to a “termination”, “termination of employment”, or like terms will mean “separation from service”. If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit will be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service”, and (B) the date of your death (as applicable, the “Delayed Payment Date”), and all payments and benefits delayed pursuant to this sentence (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed on the Delayed Payment Date to you (or your estate) in a lump sum, and any remaining payments and benefits due under Section 6(c) of this letter will be paid or provided in accordance with the normal payment dates specified for them.

(iii)

With regard to any provision in this letter that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) will not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments will be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

(iv)	For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter will be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this letter may be paid within a specified period, the actual date of payment within the specified period will be within the sole discretion of the Company. You will not have any right to designate, directly or indirectly, the calendar year of any payment under this letter and any payment that may be made in two different calendar years shall be paid in the later year.

7. General.

(a) This letter, together with Exhibits A and B, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

(b) This letter will be governed by the law of the Commonwealth of Massachusetts.

(c) The Company’s obligations under this letter are contingent upon approval of its terms by the Board. No provision in this letter may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this letter that is being amended and that is signed by you and the Company. No waiver by any person of any breach of any condition or provision contained in this letter shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving person and must specifically refer to the condition(s) or provision(s) of this letter being waived.

(d) This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same letter. Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be deemed effective for all purposes.

You may accept this offer of employment and the terms and conditions thereof by signing the enclosed additional copy of this letter, which execution will evidence your agreement with the terms and conditions set forth herein, and returning it to the Company.

This offer of employment will expire on November 20, 2015, unless accepted by you prior to such date.

Sincerely,

Solid GT, LLC

By:	/s/ Ilan Ganot
Name:	Ilan Ganot
Title:	CEO

Accepted and Approved:

/s/ Jorge A. Quiroz

Print Name: Jorge A. Quiroz, M.D.	Date: November 18, 2015

EXHIBIT A

EMPLOYEE TERMS AND CONDITIONS

In consideration and as a condition of my employment and/or continued employment by Solid GT, LLC, a Delaware limited liability company (the “Company”), I hereby agree as follows:

1.	Nondisclosure. I shall not at any time, whether during or after my employment, regardless of the reason for my termination, reveal to any person or entity any Confidential Information except to employees of the Company who need to know such Confidential Information for the purposes of their employment, or as otherwise authorized by the Company in writing. The term “Confidential Information” shall include, without limitation, any information and derivative information, in whatever form or medium, including oral information, concerning the organization, business, finances or personnel of the Company or of any third party which the Company is under an obligation to keep confidential or that is maintained by the Company as confidential. Such Confidential Information includes, but is not limited to, research and development activities performed by or on behalf of the Company, financial information about the Company or of any third party, personnel information, information regarding the business activities or personnel actions of the Company, and any confidential information or documents of third parties, including, but not limited to, business plans, projects, and proposals. Notwithstanding the foregoing, Confidential Information does not include information that: (a) is publicly known and generally available in the public domain other than in consequence of improper action by any person; or (b) was acquired by me free and clear of any duty of confidentiality or restricted use and without improper action by the transferor of such information or any other person. I shall not use or attempt to use any Confidential Information except as may be required in the ordinary course of performing my duties as an employee of the Company, and I shall not use any Confidential Information in any manner that may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly.

2.	Work-Made-for Hire.

a)	All right, title and interest in any and all writings, ideas, inventions, know-how, designs, improvements or other property created, adapted or improved by me (whether alone or in conjunction with any other person) during my employment which relate in any way to the assets, business or operations of the Company, constituting copyrights, patents, trademarks, service marks and related rights or other forms of proprietary rights or information (regardless of whether any such copyrights, patents, trademarks and service marks or other rights have or may be registered), and all material created during my employment that includes any of the foregoing (collectively, “Covered Material”), are hereby assigned to, and shall be owned by, the Company, and to the extent that they include copyrightable subject matter, shall be deemed works made for hire for the Company within the meaning of the United States Copyright Act of 1976 and for all other purposes.

b)	The Company shall have the right to apply for and obtain registrations in the United States Copyright Office and the United States Patent and Trademark Office, in its own or its designee’s name, of its rights in any or all of the Covered Material. If for any reason the rights in any Covered Material are registered, or applied to be registered, in my name, I shall assign in writing such application or registration to the Company and hereby authorize and appoint the Company its agent for the purpose of recording such assignment.

c)	Whenever the Company shall so request, whether during or after my employment, I shall execute, acknowledge and deliver all applications, assignments or other instruments; make or cause to be made all rightful oaths; testify in all legal proceedings; communicate all known facts which relate to such works, copyrights, inventions, ideas, discoveries, designs and improvements; perform all lawful acts and otherwise render all such assistance as the Company may deem necessary to protect the Company’s interest therein including any assistance which the Company shall deem necessary in connection with any proceeding or litigation involving the same. The Company shall reimburse me for all reasonable out-of-pocket costs, incurred by me in rendering any such assistance requested by the Company pursuant to this Section.

3.	Non-hire of Employees and Consultants. During my employment and the one year period following the termination of my employment, regardless of the reason for my termination, I will not (except on the Company’s behalf), directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, employ, hire, retain, attempt to employ, hire or retain, or knowingly permit any company or business organization by which I am employed or which is directly or indirectly controlled by me to employ, hire or retain, any Company employee or consultant, or any such person whose employment or consultancy with the Company has terminated within six months prior to or after my departure from the Company.

4.	Nonsolicitation of Employees and Consultants. During my employment and the one year period following the termination of my employment, regardless of the reason for my termination, I will not (except on the Company’s behalf), directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, in any manner seek to solicit or induce any Company employee or consultant, or any such person whose employment or consultancy with the Company has terminated within six months prior to or after my departure from the Company, to leave his or her employment or consultancy with the Company, or assist in the recruitment or hiring of any such person.

5.	Nondisparagement. I shall not at any time, whether during or after the termination of my employment, regardless of the reason for my termination, make to any person or entity disparaging or otherwise detrimental comments of a business or personal nature relating to the Company or its personnel. The Company agrees that it shall not, and that it shall instruct its senior executives not to, at any time, whether during or after the termination of your employment, regardless of the reason for such termination, make to any person or entity disparaging or otherwise detrimental comments of a business or personal nature relating to me.

6.	Company Property. I agree that during my employment I shall not make, use or permit to be used any Company Property otherwise than for the benefit of the Company. The term “Company Property” shall include all Confidential Information; the Company’s records, files and data; all Company computers, cellular telephones, personal digital assistants, credit and/or calling cards, keys, access cards and the like; and all other documentation or materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs and any other Company property in my possession, custody or control. I further agree that I shall not, after the termination of my employment, regardless of the reason for my termination, use or permit others to use any such Company Property. I acknowledge and agree that all Company Property shall be and remain the sole and exclusive property of the Company. Immediately upon the termination of my employment I shall deliver all Company Property in my possession, and all copies thereof, to the Company.

7.	Term of Employment. I understand and agree that my employment with the Company is on an “at will” basis and that either the Company or I may terminate my employment at any time, for any or no reason, on notice to the other party.

8.	Representations.

a.	I represent that my employment with the Company and my performance of all of these terms and conditions do not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Company employment, nor will it violate any nonsolicitation and/or noncompetition agreements entered into prior to my Company employment. I have not entered into, and I shall not enter into, any agreement either written or oral in conflict herewith.

b.	I further agree that any breach of these terms and conditions by me will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder.

9.	Waiver; Amendments. Any waiver by the Company of a breach of any provision of these terms and conditions shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof. In addition, any amendment to or modification of these terms and conditions or any waiver of any provision hereof must be in writing.

10.	Severability. I agree that each provision and the subparts of each provision herein shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of these terms and conditions. Moreover, if one or more of the provisions contained in these terms and conditions shall for any reason be held to be excessively broad as to scope, activity, term, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. I hereby further agree that the language of all parts of these terms and conditions shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

11.	Survival. These terms and conditions shall be effective as of the date entered below. My obligations under these terms and conditions shall survive the termination of my employment regardless of the reason for or manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

12.	Assignment. The Company shall have the right to assign these terms and conditions to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. I may not assign these terms and conditions.

13.	Governing Law. These terms and conditions shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state. The laws of the Commonwealth of Massachusetts shall govern any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under these terms and conditions).

IN WITNESS HEREOF, I have executed these terms and conditions as of the date first written below.

Signature: /s/ Jorge A. Quiroz
Name: Jorge A. Quiroz, M.D.
Date: November 18, 2015

Accepted and agreed to as of the date set forth above:

SOLID GT, LLC

By:	/s/ Ilan Ganot
Chief Executive Officer

EXHIBIT B

CLASS C NON-VOTING UNIT RESTRICTION AGREEMENT

AGREEMENT, made as of the [        ] day of [                    ], 2015, by and between Solid GT, LLC, a Delaware limited liability company (the “Company”), and Jorge A. Quiroz, M.D. (the “Unitholder”).

WHEREAS, the Unitholder is being issued an aggregate of 6,904 Class C Non-Voting Units of the Company (the “Units”), and all of such Units are designated as “profits interests” for purposes of the Second Amended and Restated Limited Liability Company Agreement of the Company, as the same may be amended from time to time (the “LLC Agreement”), and, accordingly, distributions in respect of the Units may be subject to limitations as provided in Section 8.1(c) of the LLC Agreement, as determined by its Board of Managers; and

WHEREAS, it is a condition to the issuance of the Units that this Agreement be executed by the parties hereto, and the parties are willing to execute this Agreement and to be bound by the provisions hereof.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereby agree with each other as follows:

Forfeiture of Units. If the Unitholder shall for any reason, including, without limitation, death, disability or involuntary termination with or without cause, cease to be employed by the Company, the Unitholder shall forfeit all of his Units, other than any of such Units which become Vested Units, as defined below. “Vested Units” shall mean 1,726 Units on [                    ], 2016 [insert one year anniversary date], and an additional 1,726 Units on each anniversary thereafter, provided that no additional Units shall become Vested Units after the date upon which the Unitholder ceases to be employed by the Company and in no event shall more than 6,904 Units become Vested Units. Notwithstanding the foregoing, if, within twelve (12) months following a Change of Control (as defined below), the Unitholder’s employment is terminated by the Company without Cause (as defined in Section 6(a) of your employment letter), all of your Units shall become Vested Units. “Change in Control” shall mean the sale of all or substantially all of the outstanding equity, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the equity of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the outstanding equity entitled to vote generally in the election of managers (or their equivalent) of the (i) resulting, surviving or acquiring company in such transaction in the case of a merger, consolidation or sale of outstanding equity, or (ii) acquiring company in the case of a sale of assets).

Entire Agreement and Amendments. This Agreement supersedes and replaces all prior agreements and understandings between the Company and the Unitholder with respect to the grant of equity in the Company to the Unitholder. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and neither this Agreement nor any provision hereof may be waived, modified, amended or terminated except by a written agreement signed by the parties hereto.

Governing Law; Successors and Assigns. This Agreement shall be governed by the laws of the State of Delaware and shall be binding upon the heirs, personal representatives, executors, administrators and permitted assigns of the parties.

Captions. Captions are for convenience only and are not deemed to be part of this Agreement.

Continuation of Service. Nothing in this Agreement shall create an obligation on the Company to continue to have the Unitholder serve as an employee to the Company.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

LLC Agreement. Upon the execution of this Agreement, the Unitholder shall be deemed to have executed, and become a party to, the LLC Agreement and to have been admitted to the Company as a Class C Member.

IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

SOLID GT, LLC

By:	/s/ Ilan Ganot
Chief Executive Officer

/s/ Jorge A. Quiroz Jorge A. Quiroz